Pioneer Corporate High Yield Fund

Semiannual Report | February 29, 2020

Ticker Symbols:
Class A	HYCAX
Class C	HYCCX
Class Y	HYCYX

Beginning in February 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the Fund’s shareholder reports like this one will no longer be sent by mail, unless you specifically request paper copies of the reports from the Fund or from your financial intermediary, such as a broker-dealer, bank or insurance company. Instead, the reports will be made available on the Fund’s website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.

If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications electronically by contacting your financial intermediary or, if you invest directly with the Fund, by calling 1-800-225-6292.

You may elect to receive all future reports in paper free of charge. If you invest directly with the Fund, you can inform the Fund that you wish to continue receiving paper copies of your shareholder reports by calling 1-800-225-6292. If you invest through a financial intermediary, you can contact your financial intermediary to request that you continue to receive paper copies of your shareholder reports. Your election to receive reports in paper will apply to all funds held in your account if you invest through your financial intermediary or all funds held within the Pioneer Fund complex if you invest directly.

visit us: www.amundipioneer.com/us

Table of Contents

President’s Letter	2

Portfolio Management Discussion	4

Portfolio Summary	9

Prices and Distributions	10

Performance Update	11

Comparing Ongoing Fund Expenses	14

Schedule of Investments	16

Financial Statements	27

Notes to Financial Statements	34

Approval of Investment Management Agreement	47

Trustees, Officers and Service Providers	52

Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20	1

President’s Letter

Dear Shareholders,

The new decade has arrived delivering a first quarter that will go down in the history books. The beginning of the year seemed to extend the positive market environment of 2019 and then, March roared in like a lion and the COVID-19 pandemic became a global crisis impacting lives and life as we know it. The impact on the global economy from the COVID-19 virus pandemic, while currently unknown, is likely to be considerable. It is clear that several industries have already felt greater effects than others. And the markets, which do not thrive on uncertainty, have been volatile. Our business continuity plan was implemented given the new COVID-19 guidelines, and most of our employees are working remotely. To date, our operating environment has faced no interruption. I am proud of the careful planning that has taken place and confident we can maintain this environment for as long as is prudent. History in the making for a company that first opened its doors way back in 1928.

Since 1928, Amundi Pioneer’s investment process has been built on a foundation of fundamental research and active management, principles which have guided our investment decisions for more than 90 years. We believe active management – that is, making active investment decisions – can help mitigate the potential risks during periods of market volatility. As the early days of 2020 have reminded us, in today’s global economy, investment risk can materialize from a number of factors, including a slowing economy, changing U.S. Federal Reserve policy, oil price shocks, political and geopolitical factors and, unfortunately, major public health concerns such as a viral pandemic.

At Amundi Pioneer, active management begins with our own fundamental, bottom-up research process. Our team of dedicated research analysts and portfolio managers analyze each security under consideration, communicating directly with the management teams of the companies issuing the securities and working together to identify those securities that best meet our investment criteria for our family of funds. Our risk management approach begins with each and every security, as we strive to carefully understand the potential opportunity, while considering any and all risk factors.

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Today, as investors, we have many options. It is our view that active management can serve shareholders well, not only when markets are thriving, but also during periods of market stress. As you consider your long-term investment goals, we encourage you to work with your financial advisor to develop an investment plan that paves the way for you to pursue both your short- and long-term goals.

We remain confident that the current crisis, like others in human history, will pass, and we greatly appreciate the trust you have placed in us and look forward to continuing to serve you in the future.

Sincerely,

Lisa M. Jones

Head of the Americas, President and CEO of U.S.

Amundi Pioneer Asset Management USA, Inc.

February 29, 2020

Any information in this shareowner report regarding market or economic trends or the factors influencing the Fund’s historical or future performance are statements of opinion as of the date of this report. Past performance is no guarantee of future results.

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Portfolio Management Discussion | 2/29/20

In the following interview, Matthew Shulkin discusses the factors that influenced the performance of Pioneer Corporate High Yield Fund during the six-month period ended February 29, 2020. Mr. Shulkin, a vice president and a portfolio manager at Amundi Pioneer Asset Management, Inc. (Amundi Pioneer), and Andrew Feltus, Co-Director of High Yield and a portfolio manager at Amundi Pioneer, are responsible for the day-to-day management of the Fund, along with Kenneth Monaghan, Co-Director of High Yield and a portfolio manager at Amundi Pioneer*.

Q	How did the Fund perform during the six-month period ended February 29, 2020?

A

Pioneer Corporate High Yield Fund’s Class A shares returned 1.56% at net asset value during the six-month period ended February 29, 2020, while the Fund’s benchmark, the ICE Bank of America U.S. High Yield Index (the ICE BofA Index), returned 1.34%. During the same period, the average return of the 716 mutual funds in Morningstar’s High Yield Bond Funds category was 1.17%.

Q	Could you please describe the market environment for high-yield corporate bond investors during the six-month period ended February 29, 2020?

A

Entering the period in September 2019, fears that the U.S. economy would join the global slowdown pulled down U.S. Treasury yields and increased U. S. high-yield spreads. (Credit spreads are commonly defined as the differences in yield between Treasuries and other types of fixed-income securities with similar maturities.) The spread-to-Treasuries of the Fund’s benchmark, the ICE BofA Index, had increased to over 450 basis points (bps) in August of 2019, while the 10-year Treasury yield fell to a calendar-year low of 1.46% in early September. (A basis point is equal to 1/100th of a percentage point.)

The global economic slowdown was triggered primarily by the ongoing U. S.-China trade war, which caused the Chinese economy to slow and had a downstream negative effect on the export-oriented European economy. The negative effect of the trade war turned out to be less severe in the more domestically oriented U.S. economy than in either China or Europe, though the U.S. economy slowed from the very strong 2.9% gross domestic product (GDP) growth seen in 2018 to 1.6% in the third and fourth quarters of

*	Mr. Monaghan became a portfolio manager on the Fund effective September 30, 2019.

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2019, and to 2.3% for the 2019 calendar year overall. However, that level of GDP growth proved sufficient as employment and wages rose, while jobless claims remained near-record lows.

In order to ensure that the favorable economic conditions continued, the U.S. Federal Reserve (Fed) reduced its short-term interest-rate target by 0.25% at both its September and October meetings, bringing the Fed’s total number of rate reductions for 2019 to three. The high-yield market reacted well to the interest-rate cuts, with spreads tightening into the end of the year as investors allocated their money to the asset class. Investors’ risk sentiment also received a boost late in the calendar year as a “Phase One” trade deal between the U.S. and China was signed and the United Kingdom’s “Brexit” negotiations reached a long-awaited conclusion.

After the start of the new calendar year, anxiety began to emerge regarding the spread of a novel coronavirus (COVID-19) in China. Investors extrapolated from news reports about the measures the Chinese government was taking to contain the virus that a significant economic slowdown was likely. When COVID-19 began swiftly spreading to and throughout other countries and the potential negative economic effects became apparent, markets for riskier assets such as high-yield bonds declined. As a result, high-yield credit spreads relative to Treasuries widened considerably between January 2020 and the end of the six-month period.

Q	Can you review the Fund’s principal strategies during the six-month period ended February 29, 2020, and the degree to which they added to or detracted from benchmark-relative performance?

A	Security selection drove the Fund’s solid performance relative to the benchmark during the six-month period, led by holdings within energy, basic industries, and financial services.

Within energy, our overall focus on holding higher-quality issues in the portfolio aided the Fund’s benchmark-relative returns, although an overweight to the sector, which was quite weak during the six-month period, detracted from relative performance. Additionally, the Fund lost some benchmark-relative performance in the media and retail sectors and, to a lesser extent, in technology & electronics.

With regard to individual portfolio positions, holdings of Indigo Resources, MEG Energy, and Surgery Centers led positive contributions to the Fund’s benchmark-relative returns. Indigo Resources is an exploration & production company in the energy sector; Indigo announced the sale of its pipeline operations, which provided liquidity and increased credit strength

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during the six-month period. MEG Energy is a Canadian oil sands operator that is able to produce oil from its existing properties at very low cost. Surgery Center operates standalone surgery facilities; the company is highly leveraged and rallied during the quarter as operations improved.

On the negative side, Diamond Sports, a regional sports network controlled by Sinclair Television Group (also a Fund holding), was the weakest performer for the Fund relative to the benchmark during the six-month period, as revenues came in below expectations. Whiting Petroleum, an oil exploration & production company in North Dakota, and Gulfport, an oil/natural gas exploration & production company in Ohio, were also among the largest detractors from the Fund’s benchmark-relative performance as the energy sector struggled overall.

Q	Can you discuss the factors that affected the Fund’s income-generation, or distributions to shareholders, either positively or negatively, during the six-month period ended February 29, 2020?

A

The Fund’s distributions** provided to shareholders remained relatively stable over the six-month period. Our more “up-in-quality” and higher-rated bias when selecting securities for the portfolio resulted in a marginally lower yield versus the benchmark ICE BofA Index, but we view the positioning as appropriate given where we are in the current credit cycle.

Q	Did the Fund have any exposure to derivatives during the six-month period ended February 29, 2020? If so, did the derivatives have a material effect on the Fund’s performance?

A

We have the ability to utilize derivatives from time to time in order to maintain the desired level of portfolio exposure to the high-yield market, while also seeking to maintain sufficient liquidity to make opportunistic purchases and help meet any unanticipated shareholder redemptions. During the six-month period, the Fund had light exposure to credit-default-swap index contracts, which had no material impact on performance.

Q	What is your assessment of the current climate for high-yield investing?

A

As we write this update, the COVID-19 pandemic has led to much of the U.S. population engaging in social distancing, working from home, or living under state-mandated “shelter in place” orders, which has resulted in the shuttering of businesses, including factories and restaurants, school

**	Distributions are not guaranteed.

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closings, and severe travel restrictions. The economic fallout from shutting down much of the U.S. economy will be large, and we expect unemployment claims to skyrocket.

High-yield spreads have increased dramatically as the market anticipates a quick increase in defaults. We believe the high-yield market is now pricing in multiple years of defaults in excess of 10%, which has never happened.

Looking forward, we believe the markets for risky assets, including high-yield debt, need two main things to happen in order to stabilize: credible policy responses and a flattening in COVID-19 case growth in the U.S. We believe the policy responses from the Fed have been very credible and the U.S. government seems poised to follow the Fed’s lead with economic stimulus legislation. On the whole, we think policy responses to the COVID-19 crisis have been, and will continue to be, strong. However, at the present time, we have yet to see a stabilization in case growth, and we believe the markets will remain volatile until that occurs.

Currently, we are maintaining a focus on liquidity within the Fund. In addition, we are using the market dislocation to both move the portfolio out of credits we feel may face longer-term issues from the virus and energy crises, while at the same time looking to take advantage of opportunities on the buy side. We will not look to increase the overall risk level of the Fund’s portfolio until we have more clarity on the evolution and hopefully the resolution of the COVID-19 crisis.

Please refer to the Schedule of Investments on pages 16–26 for a full listing of Fund securities.

All investments are subject to risk, including the possible loss of principal. In the past several years, financial markets have experienced increased volatility and heightened uncertainty. The market prices of securities may go up or down, sometimes rapidly or unpredictably, due to general market conditions, such as real or perceived adverse economic, political, or regulatory conditions, recessions, inflation, changes in interest or currency rates, lack of liquidity in the bond markets, the spread of infectious illness or other public health issues or adverse investor sentiment. These conditions may continue, recur, worsen or spread.

Investments in high-yield or lower rated securities are subject to greater-than-average price volatility, illiquidity and possibility of default.

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When interest rates rise, the prices of fixed income securities held by the Fund will generally fall. Conversely, when interest rates fall, the prices of fixed income securities held by the Fund will generally rise.

Investments in the Fund are subject to possible loss due to the financial failure of issuers of underlying securities and their inability to meet their debt obligations.

Prepayment risk is the chance that an issuer may exercise its right to prepay its security, if falling interest rates prompt the issuer to do so. Forced to reinvest the unanticipated proceeds at lower interest rates, the Fund would experience a decline in income and lose the opportunity for additional price appreciation.

The portfolio may invest in mortgage-backed securities, which during times of fluctuating interest rates may increase or decrease more than other fixed-income securities. Mortgage-backed securities are also subject to prepayments.

Investing in foreign and/or emerging market securities involves risks relating to interest rates, currency exchange rates, economic, and political conditions.

The Fund may use derivatives, such as options, futures, inverse floating rate obligations, swaps, and others, which can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. Derivatives may have a leveraging effect on the Fund.

At times, the Fund’s investments may represent industries or sectors that are interrelated or have common risks, making the Fund more susceptible to any economic, political, or regulatory developments or other risks affecting those industries and sectors.

These risks may increase share price volatility.

Before investing, consider the product’s investment objectives, risks, charges and expenses. Contact your advisor or Amundi Pioneer Asset Management, Inc., for a prospectus or summary prospectus containing this information. Read it carefully.

Any information in this shareholder report regarding market or economic trends or the factors influencing the Fund’s historical or future performance are statements of opinion as of the date of this report. Past performance is no guarantee of future results.

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Portfolio Summary | 2/29/20

Portfolio Diversification

(As a percentage of total investments)*

10 Largest Holdings

(As a percentage of total investments)*

1.	U.S. Treasury Bills, 3/3/20	4.38%
2.	U.S. Treasury Floating Rate Notes, 1.811% (3 Month U.S. Treasury Bill Money Market Yield + 30 bps), 10/31/21	3.99
3.	U.S. Treasury Bills, 3/17/20	0.99
4.	Covanta Holding Corp., 6.0%, 1/1/27	0.98
5.	Provident Funding Associates LP/PFG Finance Corp., 6.375%, 6/15/25 (144A)	0.96
6.	Beacon Escrow Corp., 4.875%, 11/1/25 (144A)	0.96
7.	M/I Homes, Inc., 4.95%, 2/1/28 (144A)	0.95
8.	Vistra Operations Co. LLC, 5.625%, 2/15/27 (144A)	0.91
9.	Scientific Games International, Inc., 8.25%, 3/15/26 (144A)	0.86
10.	Barclays Plc, 7.75% (5 Year USD Swap Rate + 484 bps)	0.85

*

Excludes temporary cash investments and all derivative contracts except for options purchased. The Fund is actively managed, and current holdings may be different. The holdings listed should not be considered recommendations to buy or sell any securities.

Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20	9

Prices and Distributions | 2/29/20

Net Asset Value per Share

Class	2/29/20	8/31/19
A	$10.01	$10.15
C	$10.00	$10.14
Y	$10.01	$10.15

Distributions per Share*: 9/1/19–2/29/20

	Net Investment	Short-Term	Long-Term
Class	Income	Capital Gains	Capital Gains
A	$0.3003	$—	$—
C	$0.2618	$—	$—
Y	$0.3132	$—	$—

Index Definition

The ICE BofA U.S. High Yield Index is an unmanaged, commonly accepted measure of the performance of high-yield securities. Index returns are calculated monthly, assume reinvestment of dividends and, unlike Fund returns, do not reflect any fees, expenses or sales charges. It is not possible to invest directly in an index.

The index defined here pertains to the “Value of $10,000 Investment” and “Value of $5 Million Investment” charts on pages 11–13.

*	The amount of distributions made to shareowners during the period was in excess of the net investment income earned by the Fund during the period.

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Performance Update | 2/29/20	Class A Shares

Investment Returns

The mountain chart on the right shows the change in value of a $10,000 investment made in Class A shares of Pioneer Corporate High Yield Fund at public offering price during the periods shown, compared to that of the ICE BofA U.S. High Yield Index.

Average Annual Total Returns

(As of February 29, 2020)

	Net	Public	ICE
	Asset	Offering	BofA U.S.
	Value	Price	High Yield
Period	(NAV)	(POP)	Index
Life of Class (1/3/17)	5.16%	3.64%	5.39%
1 year	6.73	1.93	5.91

Expense Ratio

(Per prospectus dated December 31, 2019)

Gross	Net
2.02%	0.90%

Value of $10,000 Investment

Call 1-800-225-6292 or visit www.amundipioneer.com/us for the most recent month-end performance results. Current performance may be lower or higher than the performance data quoted.

The performance data quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, and shares, when redeemed, may be worth more or less than their original cost.

NAV results represent the percent change in net asset value per share. NAV returns would have been lower had sales charges been reflected. POP returns reflect deduction of maximum 4.50% sales charge. All results are historical and assume the reinvestment of dividends and capital gains. Other share classes are available for which performance and expenses will differ.

Performance results reflect any applicable expense waivers in effect during the periods shown. Without such waivers Fund performance would be lower. Waivers may not be in effect for all funds. Certain fee waivers are contractual through a specified period. Otherwise, fee waivers can be rescinded at any time. See the prospectus and financial statements for more information.

The net expense ratio reflects the contractual expense limitation currently in effect through January 1, 2021, for Class A shares. There can be no assurance that Amundi Pioneer will extend the expense limitation beyond such time. Please see the prospectus and financial statements for more information.

The performance table and graph do not reflect the deduction of fees and taxes that a shareowner would pay on Fund distributions or the redemption of Fund shares.

Please refer to the financial highlights for more current expense ratios.

Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20	11

Performance Update | 2/29/20	Class C Shares

Investment Returns

The mountain chart on the right shows the change in value of a $10,000 investment made in Class C shares of Pioneer Corporate High Yield Fund during the periods shown, compared to that of the ICE BofA U.S. High Yield Index.

Average Annual Total Returns

(As of February 29, 2020)

			ICE
			BofA U.S.
	If	If	High Yield
Period	Held	Redeemed	Index
Life of Class (1/3/17)	4.36%	4.36%	5.39%
1 year	5.95	5.95	5.91

Expense Ratio

(Per prospectus dated December 31, 2019)

Gross	Net
2.77%	1.65%

Value of $10,000 Investment

Call 1-800-225-6292 or visit www.amundipioneer.com/us for the most recent month-end performance results. Current performance may be lower or higher than the performance data quoted.

The performance data quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, and shares, when redeemed, may be worth more or less than their original cost.

Class C shares held for less than one year are also subject to a 1% contingent deferred sales charge (CDSC). If you paid a 1% sales charge, your returns would be lower than those shown above. “If Held” results represent the percent change in net asset value per share. “If Redeemed” returns would have been lower had sales charges been reflected. All results are historical and assume the reinvestment of dividends and capital gains. Other share classes are available for which performance and expenses will differ.

Performance results reflect any applicable expense waivers in effect during the periods shown. Without such waivers Fund performance would be lower. Waivers may not be in effect for all funds. Certain fee waivers are contractual through a specified period. Otherwise, fee waivers can be rescinded at any time. See the prospectus and financial statements for more information.

The net expense ratio reflects the contractual expense limitation currently in effect through January 1, 2021, for Class C shares. There can be no assurance that Amundi Pioneer will extend the expense limitation beyond such time. Please see the prospectus and financial statements for more information.

The performance table and graph do not reflect the deduction of fees and taxes that a shareowner would pay on Fund distributions or the redemption of Fund shares.

Please refer to the financial highlights for more current expense ratios.

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Performance Update | 2/29/20	Class Y Shares

Investment Returns

The mountain chart on the right shows the change in value of a $5 million investment made in Class Y shares of Pioneer Corporate High Yield Fund during the periods shown, compared to that of the ICE BofA U.S. High Yield Index.

Average Annual Total Returns

(As of February 29, 2020)

	Net	ICE
	Asset	BofA U.S.
	Value	High Yield
Period	(NAV)	Index
Life of Class (1/3/17)	5.42%	5.39%
1 year	7.01	5.91

Expense Ratio

(Per prospectus dated December 31, 2019)

Gross	Net
1.77%	0.60%

Value of $5 Million Investment

Call 1-800-225-6292 or visit www.amundipioneer.com/us for the most recent month-end performance results. Current performance may be lower or higher than the performance data quoted.

The performance data quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, and shares, when redeemed, may be worth more or less than their original cost.

Class Y shares are not subject to sales charges and are available for limited groups of eligible investors, including institutional investors. All results are historical and assume the reinvestment of dividends and capital gains. Other share classes are available for which performance and expenses will differ.

Performance results reflect any applicable expense waivers in effect during the periods shown. Without such waivers Fund performance would be lower. Waivers may not be in effect for all funds. Certain fee waivers are contractual through a specified period. Otherwise, fee waivers can be rescinded at any time. See the prospectus and financial statements for more information.

The net expense ratio reflects the contractual expense limitation currently in effect through January 1, 2021, for Class Y shares. There can be no assurance that Amundi Pioneer will extend the expense limitation beyond such time. Please see the prospectus and financial statements for more information.

The performance table and graph do not reflect the deduction of fees and taxes that a shareowner would pay on Fund distributions or the redemption of Fund shares.

Please refer to the financial highlights for more current expense ratios.

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Comparing Ongoing Fund Expenses

As a shareowner in the Fund, you incur two types of costs:

(1)	ongoing costs, including management fees, distribution and/or service (12b-1) fees, and other Fund expenses; and

(2)	transaction costs, including sales charges (loads) on purchase payments.

This example is intended to help you understand your ongoing expenses (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds. The example is based on an investment of $1,000 at the beginning of the Fund’s latest six-month period and held throughout the six months.

Using the Tables

Actual Expenses

The first table below provides information about actual account values and actual expenses. You may use the information in this table, together with the amount you invested, to estimate the expenses that you paid over the period as follows:

(1)	Divide your account value by $1,000
Example: an $8,600 account value ÷ $1,000 = 8.6

(2)

Multiply the result in (1) above by the corresponding share class’s number in the third row under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Expenses Paid on a $1,000 Investment in Pioneer Corporate High Yield Fund

Based on actual returns from September 1, 2019 through February 29, 2020.

Share Class	A	C	Y
Beginning Account Value on 9/1/19	$1,000.00	$1,000.00	$1,000.00
Ending Account Value (after expenses) 2/29/20	$1,015.60	$1,011.80	$1,016.90
Expenses Paid During Period*	$4.76	$8.50	$3.36

*

Expenses are equal to the Fund’s annualized expense ratio of 0.95%, 1.70%, and 0.67% for classes A, C, and Y shares, respectively, multiplied by the average account value over the period, multiplied by 182/366, (to reflect the partial year period).

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Hypothetical Example for Comparison Purposes

The table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period.

You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the tables are meant to highlight your ongoing costs only and do not reflect any transaction costs, such as sales charges (loads) that are charged at the time of the transaction. Therefore, the table below is useful in comparing ongoing costs only and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Expenses Paid on a $1,000 Investment in Pioneer Corporate High Yield Fund

Based on a hypothetical 5% per year return before expenses, reflecting the period from September 1, 2019 through February 29, 2020.

Share Class	A	C	Y
Beginning Account Value on 9/1/19	$1,000.00	$1,000.00	$1,000.00
Ending Account Value (after expenses) 2/29/20	$1,020.14	$1,016.41	$1,021.53
Expenses Paid During Period*	$4.77	$8.52	$3.37

*

Expenses are equal to the Fund’s annualized expense ratio of 0.95%, 1.70%, and 0.67% for classes A, C, and Y shares, respectively, multiplied by the average account value over the period, multiplied by 182/366, (to reflect the partial year period).

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Schedule of Investments | 2/29/20 (unaudited)

Principal Amount USD ($)			Value
		UNAFFILIATED ISSUERS — 97.9%
		CORPORATE BONDS — 88.7% of Net Assets
		Advertising — 1.2%
20,000		Lamar Media Corp., 3.75%, 2/15/28 (144A)	$20,056
126,000		Lamar Media Corp., 4.0%, 2/15/30 (144A)	126,000
168,000		MDC Partners, Inc., 6.5%, 5/1/24 (144A)	153,300

		Total Advertising	$299,356

		Aerospace & Defense — 0.8%
100,000		Bombardier, Inc., 6.0%, 10/15/22 (144A)	$98,000
83,000		Bombardier, Inc., 7.5%, 3/15/25 (144A)	81,962
20,000		Bombardier, Inc., 7.875%, 4/15/27 (144A)	19,850

		Total Aerospace & Defense	$199,812

		Airlines — 0.3%
91,000		American Airlines Group, Inc., 3.75%, 3/1/25 (144A)	$83,947

		Total Airlines	$83,947

		Auto Manufacturers — 0.7%
164,000		JB Poindexter & Co., Inc., 7.125%, 4/15/26 (144A)	$173,111

		Total Auto Manufacturers	$173,111

		Auto Parts & Equipment — 1.4%
204,000		American Axle & Manufacturing, Inc., 6.25%, 3/15/26	$196,248
86,000		Dealer Tire LLC/DT Issuer LLC, 8.0%, 2/1/28 (144A)	86,215
95,000		Titan International, Inc., 6.5%, 11/30/23	72,200

		Total Auto Parts & Equipment	$354,663

		Banks — 3.3%
200,000	(a)(b)	Barclays Plc, 7.75% (5 Year USD Swap Rate + 484 bps)	$214,500
95,000		Freedom Mortgage Corp., 8.125%, 11/15/24 (144A)	91,438
90,000		Freedom Mortgage Corp., 8.25%, 4/15/25 (144A)	85,248
242,000		Provident Funding Associates LP/PFG Finance Corp., 6.375%, 6/15/25 (144A)	242,000
200,000	(a)(b)	UBS Group AG, 7.0% (5 Year USD Swap Rate + 434 bps) (144A)	213,290

		Total Banks	$846,476

		Building Materials — 2.7%
193,000		Builders FirstSource, Inc., 5.0%, 3/1/30 (144A)	$193,093
173,000		Patrick Industries, Inc., 7.5%, 10/15/27 (144A)	186,840
199,000		Standard Industries, Inc., 4.75%, 1/15/28 (144A)	204,473
94,000		Summit Materials LLC/Summit Materials Finance Corp., 6.5%, 3/15/27 (144A)	100,345

		Total Building Materials	$684,751

The accompanying notes are an integral part of these financial statements.

16	Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20

Principal
Amount
USD ($)		Value
	Chemicals — 2.9%
150,000	CF Industries, Inc., 5.375%, 3/15/44	$168,181
88,000	NOVA Chemicals Corp., 5.0%, 5/1/25 (144A)	85,800
33,000	NOVA Chemicals Corp., 5.25%, 6/1/27 (144A)	31,361
200,000	OCI NV, 5.25%, 11/1/24 (144A)	204,000
100,000	Olin Corp., 5.0%, 2/1/30	97,380
106,000	Trinseo Materials Operating SCA/Trinseo Materials Finance, Inc., 5.375%, 9/1/25 (144A)	98,315
45,000	Valvoline, Inc., 4.25%, 2/15/30 (144A)	44,381

	Total Chemicals	$729,418

	Coal — 0.6%
185,000	SunCoke Energy Partners LP/SunCoke Energy Partners Finance Corp., 7.5%, 6/15/25 (144A)	$166,500

	Total Coal	$166,500

	Commercial Services — 5.6%
35,000	Allied Universal Holdco LLC/Allied Universal Finance Corp., 6.625%, 7/15/26 (144A)	$36,706
95,000	Allied Universal Holdco LLC/Allied Universal Finance Corp., 9.75%, 7/15/27 (144A)	100,956
60,000	APX Group, Inc., 6.75%, 2/15/27 (144A)	58,163
30,000	Ashtead Capital, Inc., 4.0%, 5/1/28 (144A)	30,765
20,000	Ashtead Capital, Inc., 4.25%, 11/1/29 (144A)	20,729
69,000	Brink’s Co., 4.625%, 10/15/27 (144A)	70,725
144,000	Cardtronics, Inc./Cardtronics USA, Inc., 5.5%, 5/1/25 (144A)	147,600
168,000	GW B-CR Security Corp., 9.5%, 11/1/27 (144A)	177,660
106,000	Herc Holdings, Inc., 5.5%, 7/15/27 (144A)	109,964
53,000	Hertz Corp., 7.125%, 8/1/26 (144A)	52,322
35,000	Prime Security Services Borrower LLC/Prime Finance, Inc., 5.25%, 4/15/24 (144A)	36,225
55,000	Prime Security Services Borrower LLC/Prime Finance, Inc., 5.75%, 4/15/26 (144A)	56,634
100,000	Prime Security Services Borrower LLC/Prime Finance, Inc., 6.25%, 1/15/28 (144A)	96,350
200,000	Sotheby’s, 7.375%, 10/15/27 (144A)	199,500
35,000	United Rentals North America, Inc., 3.875%, 11/15/27	35,306
44,000	United Rentals North America, Inc., 5.25%, 1/15/30	46,288
160,000	Verscend Escrow Corp., 9.75%, 8/15/26 (144A)	173,992

	Total Commercial Services	$1,449,885

	Computers — 0.6%
150,000	Western Digital Corp., 4.75%, 2/15/26	$154,875

	Total Computers	$154,875

The accompanying notes are an integral part of these financial statements.

Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20	17

Schedule of Investments | 2/29/20 (unaudited) (continued)

Principal
Amount
USD ($)		Value
	Distribution & Wholesale — 0.7%
175,000	Wolverine Escrow LLC, 8.5%, 11/15/24 (144A)	$170,660

	Total Distribution & Wholesale	$170,660

	Diversified Financial Services — 2.5%
65,000	Alliance Data Systems Corp., 4.75%, 12/15/24 (144A)	$63,781
200,000	Avation Capital S.A., 6.5%, 5/15/21 (144A)	198,840
85,000	Global Aircraft Leasing Co., Ltd., 6.5%, 9/15/24 (144A)	83,725
10,000	Nationstar Mortgage Holdings, Inc., 6.0%, 1/15/27 (144A)	10,159
172,000	Nationstar Mortgage Holdings, Inc., 9.125%, 7/15/26 (144A)	186,279
137,000	Springleaf Finance Corp., 5.375%, 11/15/29	139,918

	Total Diversified Financial Services	$682,702

	Electric — 2.4%
30,000	Clearway Energy Operating LLC, 4.75%, 3/15/28 (144A)	$30,712
170,000	Clearway Energy Operating LLC, 5.75%, 10/15/25	175,666
135,131	NSG Holdings LLC/NSG Holdings, Inc., 7.75%, 12/15/25 (144A)	149,995
18,000	Talen Energy Supply LLC, 6.625%, 1/15/28 (144A)	17,230
224,000	Vistra Operations Co. LLC, 5.625%, 2/15/27 (144A)	229,600

	Total Electric	$603,203

	Energy Alternate Sources — 0.3%
75,000	TerraForm Power Operating LLC, 4.75%, 1/15/30 (144A)	$77,906

	Total Energy Alternate Sources	$77,906

	Entertainment — 1.8%
65,000	AMC Entertainment Holdings, Inc., 5.75%, 6/15/25	$53,137
101,000	Enterprise Development Authority, 12.0%, 7/15/24 (144A)	115,645
15,000	Penn National Gaming, Inc., 5.625%, 1/15/27 (144A)	15,525
30,000	Scientific Games International, Inc., 7.0%, 5/15/28 (144A)	29,016
30,000	Scientific Games International, Inc., 7.25%, 11/15/29 (144A)	29,250
210,000	Scientific Games International, Inc., 8.25%, 3/15/26 (144A)	215,712

	Total Entertainment	$458,285

	Environmental Control — 2.3%
240,000	Covanta Holding Corp., 6.0%, 1/1/27	$247,200
10,000	GFL Environmental, Inc., 5.125%, 12/15/26 (144A)	10,350
143,000	GFL Environmental, Inc., 5.375%, 3/1/23 (144A)	146,754
10,000	GFL Environmental, Inc., 7.0%, 6/1/26 (144A)	10,513
55,000	GFL Environmental, Inc., 8.5%, 5/1/27 (144A)	59,560
142,000	Tervita Corp., 7.625%, 12/1/21 (144A)	143,420

	Total Environmental Control	$617,797

The accompanying notes are an integral part of these financial statements.

18	Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20

Principal
Amount
USD ($)		Value
	Food — 3.9%
98,000	Albertsons Cos., Inc./Safeway, Inc./New Albertsons LP/Albertsons LLC, 4.625%, 1/15/27 (144A)	$96,412
30,000	Albertsons Cos., Inc./Safeway, Inc./New Albertsons LP/Albertsons LLC, 4.875%, 2/15/30 (144A)	30,000
98,000	Albertsons Cos., Inc./Safeway, Inc./New Albertsons LP/Albertsons LLC, 5.75%, 3/15/25	101,552
54,000	Albertsons Cos., Inc./Safeway, Inc./New Albertsons LP/Albertsons LLC, 5.875%, 2/15/28 (144A)	56,122
30,000	Albertsons Cos., Inc./Safeway, Inc./New Albertsons LP/Albertsons LLC, 7.5%, 3/15/26 (144A)	33,338
200,000	FAGE International S.A./FAGE USA Dairy Industry, Inc., 5.625%, 8/15/26 (144A)	178,361
114,000	Ingles Markets, Inc., 5.75%, 6/15/23	114,857
96,000	JBS USA LUX S.A./JBS USA Finance, Inc., 6.75%, 2/15/28 (144A)	104,093
65,000	JBS USA LUX S.A./JBS USA Food Co./JBS USA Finance, Inc., 5.5%, 1/15/30 (144A)	68,284
30,000	JBS USA LUX S.A./JBS USA Food Co./JBS USA Finance, Inc., 6.5%, 4/15/29 (144A)	32,541
60,000	Pilgrim’s Pride Corp., 5.875%, 9/30/27 (144A)	62,178
135,000	Simmons Foods, Inc., 5.75%, 11/1/24 (144A)	134,325

	Total Food	$1,012,063

	Forest Products & Paper — 1.3%
100,000	Mercer International, Inc., 5.5%, 1/15/26	$94,320
115,000	Mercer International, Inc., 7.375%, 1/15/25	115,791
90,000	Schweitzer-Mauduit International, Inc., 6.875%, 10/1/26 (144A)	96,525

	Total Forest Products & Paper	$306,636

	Healthcare-Services — 3.4%
186,000	BCPE Cycle Merger Sub II, Inc., 10.625%, 7/15/27 (144A)	$188,325
98,000	Centene Corp., 5.25%, 4/1/25 (144A)	100,695
150,000	HCA, Inc., 5.375%, 2/1/25	165,825
29,000	HCA, Inc., 5.625%, 9/1/28	32,868
19,000	HCA, Inc., 5.875%, 2/1/29	21,993
65,000	Select Medical Corp., 6.25%, 8/15/26 (144A)	69,306
142,000	Surgery Center Holdings, Inc., 10.0%, 4/15/27 (144A)	155,135
50,000	Tenet Healthcare Corp., 5.125%, 11/1/27 (144A)	51,938
119,000	West Street Merger Sub, Inc., 6.375%, 9/1/25 (144A)	116,763

	Total Healthcare-Services	$902,848

	Holding Companies-Diversified — 0.3%
80,000	VistaJet Malta Finance Plc/XO Management Holding, Inc., 10.5%, 6/1/24 (144A)	$74,800

	Total Holding Companies-Diversified	$74,800

The accompanying notes are an integral part of these financial statements.

Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20	19

Schedule of Investments | 2/29/20 (unaudited) (continued)

Principal
Amount
USD ($)		Value
	Home Builders — 4.9%
190,000	Beazer Homes USA, Inc., 6.75%, 3/15/25	$195,700
30,000	Beazer Homes USA, Inc., 7.25%, 10/15/29 (144A)	31,800
40,000	Brookfield Residential Properties, Inc./Brookfield Residential US Corp., 4.875%, 2/15/30 (144A)	39,596
110,000	Brookfield Residential Properties, Inc./Brookfield Residential US Corp., 6.25%, 9/15/27 (144A)	113,025
140,000	KB Home, 6.875%, 6/15/27	165,200
192,000	Lennar Corp., 4.75%, 11/15/22	200,916
235,000	M/I Homes, Inc., 4.95%, 2/1/28 (144A)	239,113
25,000	Mattamy Group Corp., 4.625%, 3/1/30 (144A)	24,254
40,000	Shea Homes LP/Shea Homes Funding Corp., 4.75%, 2/15/28 (144A)	40,021
189,000	Taylor Morrison Communities, Inc./Taylor Morrison Holdings II, Inc., 5.875%, 4/15/23 (144A)	202,230

	Total Home Builders	$1,251,855

	Insurance — 0.3%
70,000	CNO Financial Group, Inc., 5.25%, 5/30/29	$80,105

	Total Insurance	$80,105

	Internet — 0.6%
136,000	Netflix, Inc., 5.375%, 11/15/29 (144A)	$147,859

	Total Internet	$147,859

	Iron & Steel — 0.9%
121,000	Cleveland-Cliffs, Inc., 5.75%, 3/1/25	$110,110
100,000	Commercial Metals Co., 5.375%, 7/15/27	102,250
30,000	Commercial Metals Co., 5.75%, 4/15/26	30,975

	Total Iron & Steel	$243,335

	Leisure Time — 0.9%
115,000	Viking Cruises, Ltd., 5.875%, 9/15/27 (144A)	$102,212
146,000	Viking Cruises, Ltd., 6.25%, 5/15/25 (144A)	139,795

	Total Leisure Time	$242,007

	Lodging — 0.7%
65,000	MGM Resorts International, 5.5%, 4/15/27	$70,181
105,000	Station Casinos LLC, 4.5%, 2/15/28 (144A)	99,774

	Total Lodging	$169,955

	Machinery-Diversified — 0.5%
111,000	Cloud Crane LLC, 10.125%, 8/1/24 (144A)	$117,383

	Total Machinery-Diversified	$117,383

The accompanying notes are an integral part of these financial statements.

20	Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20

Principal
Amount
USD ($)		Value
	Media — 5.3%
90,000	CCO Holdings LLC/CCO Holdings Capital Corp., 4.75%, 3/1/30 (144A)	$92,531
194,000	CCO Holdings LLC/CCO Holdings Capital Corp., 5.5%, 5/1/26 (144A)	201,294
137,000	Clear Channel Worldwide Holdings, Inc., 9.25%, 2/15/24 (144A)	145,676
200,000	CSC Holdings LLC, 5.5%, 5/15/26 (144A)	207,071
200,000	CSC Holdings LLC, 5.5%, 4/15/27 (144A)	210,500
213,000	Diamond Sports Group LLC/Diamond Sports Finance Co., 6.625%, 8/15/27 (144A)	171,816
200,000	LCPR Senior Secured Financing DAC, 6.75%, 10/15/27 (144A)	210,320
105,000	Sinclair Television Group, Inc., 5.5%, 3/1/30 (144A)	104,349

	Total Media	$1,343,557

	Metal Fabricate & Hardware — 0.4%
100,000	Park-Ohio Industries, Inc., 6.625%, 4/15/27	$101,458

	Total Metal Fabricate & Hardware	$101,458

	Mining — 2.7%
16,000	Coeur Mining, Inc., 5.875%, 6/1/24	$15,027
200,000	First Quantum Minerals, Ltd., 7.25%, 4/1/23 (144A)	192,000
95,000	Freeport-McMoRan, Inc., 4.25%, 3/1/30	89,319
70,000	Hecla Mining Co., 7.25%, 2/15/28	68,782
98,000	Hudbay Minerals, Inc., 7.25%, 1/15/23 (144A)	98,490
143,000	Novelis Corp., 4.75%, 1/30/30 (144A)	141,034
100,000	Novelis Corp., 5.875%, 9/30/26 (144A)	103,286

	Total Mining	$707,938

	Oil & Gas — 6.5%
135,000	Baytex Energy Corp., 8.75%, 4/1/27 (144A)	$128,250
68,000	Great Western Petroleum LLC/Great Western Finance Corp., 9.0%, 9/30/21 (144A)	61,200
135,000	Gulfport Energy Corp., 6.0%, 10/15/24	44,888
35,000	Gulfport Energy Corp., 6.625%, 5/1/23	18,287
170,000	Indigo Natural Resources LLC, 6.875%, 2/15/26 (144A)	144,925
134,000	MEG Energy Corp., 7.0%, 3/31/24 (144A)	126,965
35,000	MEG Energy Corp., 7.125%, 2/1/27 (144A)	33,014
200,000	Neptune Energy Bondco Plc, 6.625%, 5/15/25 (144A)	185,000
142,000	Oasis Petroleum, Inc., 6.875%, 3/15/22	111,470
48,000	Parkland Fuel Corp., 5.875%, 7/15/27 (144A)	49,319
150,000	Parsley Energy LLC/Parsley Finance Corp., 5.625%, 10/15/27 (144A)	148,688
130,000	PBF Holding Co. LLC/PBF Finance Corp., 6.0%, 2/15/28 (144A)	128,375
144,000	Shelf Drilling Holdings, Ltd., 8.25%, 2/15/25 (144A)	119,520

The accompanying notes are an integral part of these financial statements.

Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20	21

Schedule of Investments | 2/29/20 (unaudited) (continued)

Principal
Amount
USD ($)		Value
	Oil & Gas — (continued)
80,000	SM Energy Co., 6.125%, 11/15/22	$71,600
56,000	SM Energy Co., 6.75%, 9/15/26	44,240
123,000	Transocean Sentry, Ltd., 5.375%, 5/15/23 (144A)	119,003
65,000	Transocean, Inc., 7.25%, 11/1/25 (144A)	53,788
40,000	Transocean, Inc., 8.0%, 2/1/27 (144A)	33,200
96,000	Whiting Petroleum Corp., 6.25%, 4/1/23	43,200

	Total Oil & Gas	$1,664,932

	Oil & Gas Services — 1.5%
30,000	Archrock Partners LP/Archrock Partners Finance Corp., 6.25%, 4/1/28 (144A)	$28,878
100,000	Archrock Partners LP/Archrock Partners Finance Corp., 6.875%, 4/1/27 (144A)	101,567
70,000	Exterran Energy Solutions LP/EES Finance Corp., 8.125%, 5/1/25	68,684
211,000	FTS International, Inc., 6.25%, 5/1/22	140,183
55,000	SESI LLC, 7.75%, 9/15/24	26,538
34,000	USA Compression Partners LP/USA Compression Finance Corp., 6.875%, 9/1/27	33,395

	Total Oil & Gas Services	$399,245

	Packaging & Containers — 3.5%
200,000	Ardagh Packaging Finance Plc/Ardagh Holdings USA, Inc., 6.0%, 2/15/25 (144A)	$208,500
138,000	Cascades, Inc./Cascades USA, Inc., 5.125%, 1/15/26 (144A)	142,830
125,000	Crown Cork & Seal Co., Inc., 7.375%, 12/15/26	146,562
143,000	Greif, Inc., 6.5%, 3/1/27 (144A)	153,811
160,000	Owens-Brockway Glass Container, Inc., 5.375%, 1/15/25 (144A)	167,885
63,000	Plastipak Holdings, Inc., 6.25%, 10/15/25 (144A)	56,051

	Total Packaging & Containers	$875,639

	Pharmaceuticals — 2.9%
91,000	Bausch Health Americas, Inc., 8.5%, 1/31/27 (144A)	$100,100
20,000	Bausch Health Cos., Inc., 5.0%, 1/30/28 (144A)	19,775
15,000	Bausch Health Cos., Inc., 5.25%, 1/30/30 (144A)	14,850
70,000	Bausch Health Cos., Inc., 5.5%, 11/1/25 (144A)	72,070
9,000	Bausch Health Cos., Inc., 5.875%, 5/15/23 (144A)	9,034
36,000	Bausch Health Cos., Inc., 7.0%, 1/15/28 (144A)	38,524
36,000	Bausch Health Cos., Inc., 7.25%, 5/30/29 (144A)	39,600
200,000	Horizon Therapeutics USA, Inc., 5.5%, 8/1/27 (144A)	207,500
80,000	Par Pharmaceutical, Inc., 7.5%, 4/1/27 (144A)	84,480
155,000	Teva Pharmaceutical Finance Netherlands III BV, 2.8%, 7/21/23	144,279

	Total Pharmaceuticals	$730,212

The accompanying notes are an integral part of these financial statements.

22	Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20

Principal
Amount
USD ($)			Value
		Pipelines — 6.3%
129,000		American Midstream Partners LP/American Midstream Finance Corp., 9.5%, 12/15/21 (144A)	$127,710
20,000		Cheniere Energy Partners LP, 4.5%, 10/1/29 (144A)	19,172
95,000		Cheniere Energy Partners LP, 5.625%, 10/1/26	95,475
101,000		DCP Midstream Operating LP, 3.875%, 3/15/23	101,253
20,000		DCP Midstream Operating LP, 5.375%, 7/15/25	20,950
100,000		DCP Midstream Operating LP, 5.6%, 4/1/44	93,000
100,000	(a)(b)	Energy Transfer Operating LP, 7.125% (5 Year CMT Index + 531 bps)	94,500
6,000		EnLink Midstream LLC, 5.375%, 6/1/29	5,177
100,000		Genesis Energy LP/Genesis Energy Finance Corp., 6.5%, 10/1/25	84,220
145,000		Genesis Energy LP/Genesis Energy Finance Corp., 7.75%, 2/1/28	124,700
167,000		Global Partners LP/GLP Finance Corp., 7.0%, 6/15/23	171,384
29,000		Global Partners LP/GLP Finance Corp., 7.0%, 8/1/27	29,995
65,000		Hess Midstream Operations LP, 5.125%, 6/15/28 (144A)	63,375
75,000		Hess Midstream Operations LP, 5.625%, 2/15/26 (144A)	74,814
200,000		PBF Logistics LP/PBF Logistics Finance Corp., 6.875%, 5/15/23	204,860
195,000		Tallgrass Energy Partners LP/Tallgrass Energy Finance Corp., 6.0%, 3/1/27 (144A)	186,225
100,000		Targa Resources Partners LP/Targa Resources Partners Finance Corp., 5.0%, 1/15/28	98,720
27,000		Targa Resources Partners LP/Targa Resources Partners Finance Corp., 6.5%, 7/15/27	28,181

		Total Pipelines	$1,623,711

		REITs — 1.3%
100,000		Iron Mountain, Inc., 4.875%, 9/15/27 (144A)	$101,250
100,000		Iron Mountain, Inc., 5.75%, 8/15/24	100,750
50,000		iStar, Inc., 4.25%, 8/1/25	49,365
85,000		iStar, Inc., 4.75%, 10/1/24	86,765

		Total REITs	$338,130

		Retail — 3.0%
80,000		AAG FH LP/AAG FH Finco, Inc., 9.75%, 7/15/24 (144A)	$73,600
60,000		Asbury Automotive Group, Inc., 4.5%, 3/1/28 (144A)	60,120
65,000		Asbury Automotive Group, Inc., 4.75%, 3/1/30 (144A)	66,137
250,000		Beacon Escrow Corp., 4.875%, 11/1/25 (144A)	241,175
93,000		Golden Nugget, Inc., 8.75%, 10/1/25 (144A)	93,392
140,000		Michaels Stores, Inc., 8.0%, 7/15/27 (144A)	116,704
126,000		QVC, Inc., 4.75%, 2/15/27	124,284

		Total Retail	$775,412

The accompanying notes are an integral part of these financial statements.

Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20	23

Schedule of Investments | 2/29/20 (unaudited) (continued)

Principal
Amount
USD ($)			Value
		Telecommunications — 7.2%
25,000		CenturyLink, Inc., 4.0%, 2/15/27 (144A)	$25,122
100,000		CenturyLink, Inc., 6.45%, 6/15/21	103,720
140,000		CenturyLink, Inc., 6.875%, 1/15/28	155,400
138,000		CommScope Technologies LLC, 6.0%, 6/15/25 (144A)	129,375
35,000		CommScope, Inc., 8.25%, 3/1/27 (144A)	35,175
100,000		Frontier Communications Corp., 8.5%, 4/1/26 (144A)	101,250
75,000		Frontier Communications Corp., 11.0%, 9/15/25	34,312
125,000		Intelsat Jackson Holdings S.A., 5.5%, 8/1/23	107,500
40,000		Level 3 Financing, Inc., 4.625%, 9/15/27 (144A)	40,800
150,000		Level 3 Financing, Inc., 5.375%, 5/1/25	153,125
185,000		Sprint Corp., 7.125%, 6/15/24	209,897
114,000		Sprint Corp., 7.25%, 9/15/21	120,994
50,000		Sprint Corp., 7.625%, 2/15/25	58,000
125,000		Sprint Corp., 7.625%, 3/1/26	147,464
100,000		T-Mobile USA, Inc., 4.75%, 2/1/28	104,125
155,000		Windstream Services LLC/Windstream Finance Corp., 8.625%, 10/31/25 (144A)	141,179
200,000		Ypso Finance Bis S.A., 6.0%, 2/15/28 (144A)	192,060

		Total Telecommunications	$1,859,498

		Transportation — 0.3%
65,000		Cargo Aircraft Management, Inc., 4.75%, 2/1/28 (144A)	$64,431

		Total Transportation	$64,431

		TOTAL CORPORATE BONDS (Cost $23,011,785)	$22,786,356

		U.S. GOVERNMENT AND AGENCY OBLIGATIONS — 9.2% of Net Assets
1,100,000	(c)	U.S. Treasury Bills, 3/3/20	$1,099,955
250,000	(c)	U.S. Treasury Bills, 3/17/20	249,847
1,000,000	(d)	U.S. Treasury Floating Rate Notes, 1.811% (3 Month U.S. Treasury Bill Money Market Yield + 30 bps), 10/31/21	1,003,754

		TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS (Cost $2,351,616)	$2,353,556

		TOTAL INVESTMENTS IN UNAFFILIATED ISSUERS — 97.9% (Cost $25,363,401)	$25,139,912

		OTHER ASSETS AND LIABILITIES — 2.1%	$531,047

		NET ASSETS — 100.0%	$25,670,959

bps	Basis Points.
LIBOR	London Interbank Offered Rate.
REIT	Real Estate Investment Trust.

The accompanying notes are an integral part of these financial statements.

24	Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20

(144A)	Security is exempt from registration under Rule 144A of the Securities Act of 1933. Such securities may be resold normally to qualified institutional buyers in a transaction exempt from registration. At February 29, 2020, the value of these securities amounted to $15,706,786, or 61.2% of net assets.
(a)	The interest rate is subject to change periodically. The interest rate and/or reference index and spread shown at February 29, 2020.
(b)	Security is perpetual in nature and has no stated maturity date.
(c)	Security issued with a zero coupon. Income is recognized through accretion of discount.
(d)	Floating rate note. Coupon rate, reference index and spread shown at February 29, 2020.

SWAP CONTRACT

CENTRALLY CLEARED CREDIT DEFAULT SWAP CONTRACT — SELL PROTECTION

			Annual
Notional	Reference	Pay/	Fixed	Expiration	Premiums	Unrealized	Market
Amount ($)(1)	Obligation/Index	Receive(2)	Rate	Date	(Received)	Appreciation	Value
313,600	Markit CDX North America High Yield Index Series 32	Receive	5.00%	6/20/24	$(1,481)	$21,991	$20,510

(1)	The notional amount is the maximum amount that a seller of credit protection would be obligated to pay upon occurrence of a credit event.
(2)	Receives quarterly.

Purchases and sales of securities (excluding temporary cash investments) for the six months ended February 29, 2020, aggregated $11,732,614 and $6,624,295, respectively.

The Fund is permitted to engage in purchase and sale transactions (“cross trades”) with certain funds and accounts for which Amundi Pioneer Asset Management, Inc. (the “Adviser”) serves as the Fund’s investment adviser, as set forth in Rule 17a-7 under the Investment Company Act of 1940, pursuant to procedures adopted by the Board of Trustees. Under these procedures, cross trades are effected at current market prices. During the six months ended February 29, 2020, the Fund engaged in purchases of $117,016 and sales of $78,000 pursuant to these procedures, which resulted in a net realized gain of $6,350.

At February 29, 2020, the net unrealized depreciation on investments based on cost for federal tax purposes of $25,403,739 was as follows:

Aggregate gross unrealized appreciation for all investments in which there is an excess of value over tax cost	$529,132
Aggregate gross unrealized depreciation for all investments in which there is an excess of tax cost over value	(772,449)

Net unrealized depreciation	$(243,317)

Various inputs are used in determining the value of the Fund’s investments. These inputs are summarized in the three broad levels below.

Level 1 –	quoted prices in active markets for identical securities.

Level 2 –	other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risks, etc.). See Notes to Financial Statements — Note 1A.

Level 3 –	significant unobservable inputs (including the Fund’s own assumptions in determining fair value of investments). See Notes to Financial Statements — Note 1A.

The accompanying notes are an integral part of these financial statements.

Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20	25

Schedule of Investments | 2/29/20 (unaudited) (continued)

The following is a summary of the inputs used as of February 29, 2020, in valuing the Fund’s investments:

	Level 1	Level 2	Level 3	Total
Corporate Bonds	$—	$22,786,356	$—	$22,786,356
U.S. Government and Agency Obligations	—	2,353,556	—	2,353,556

Total Investments in Securities	$—	$25,139,912	$—	$25,139,912

Other Financial Instruments
Swap contracts, at value	$—	$20,510	$—	$20,510

Total Other Financial Instruments	$—	$20,510	$—	$20,510

During the six months ended February 29, 2020, there were no transfers between Levels 1, 2 and 3.

The accompanying notes are an integral part of these financial statements.

26	Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20

Statement of Assets and Liabilities | 2/29/20 (unaudited)

ASSETS:
Investments in unaffiliated issuers, at value (cost $25,363,401)	$25,139,912
Cash	281,680
Swaps collateral	16,478
Variation margin for centrally cleared swap contracts	568
Swap contracts, at value (net premiums received $(1,481))	20,510
Receivables —
Investment securities sold	71,616
Fund shares sold	36,684
Interest	371,609
Due from the Adviser	28,189
Other assets	37,219

Total assets	$26,004,465

LIABILITIES:
Payables —
Investment securities purchased	$177,922
Fund shares repurchased	504
Distributions	88,620
Trustees’ fees	1,506
Professional fees	22,337
Due to broker for swaps	21,665
Due to affiliates	12,078
Accrued expenses	8,874

Total liabilities	$333,506

NET ASSETS:
Paid-in capital	$26,220,493
Distributable earnings (loss)	(549,534)

Net assets	$25,670,959

NET ASSET VALUE PER SHARE:
No par value (unlimited number of shares authorized)
Class A (based on $8,660,239/865,153 shares)	$10.01
Class C (based on $4,049,800/404,928 shares)	$10.00
Class Y (based on $12,960,920/1,295,398 shares)	$10.01
MAXIMUM OFFERING PRICE PER SHARE:
Class A (based on $10.01 net asset value per share/100%-4.50% maximum sales charge)	$10.48

The accompanying notes are an integral part of these financial statements.

Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20	27

Statement of Operations (unaudited)

FOR THE SIX MONTHS ENDED 2/29/20

INVESTMENT INCOME:
Interest from unaffiliated issuers	$644,492

Total investment income		$644,492

EXPENSES:
Management fees	$59,328
Administrative expense	21,667
Transfer agent fees
Class A	173
Class C	109
Class Y	3
Distribution fees
Class A	10,634
Class C	20,539
Shareowner communications expense	178
Custodian fees	5,025
Registration fees	35,168
Professional fees	22,840
Printing expense	17,320
Pricing fees	6,230
Trustees’ fees	4,482
Miscellaneous	1,244

Total expenses		$204,940
Less fees waived and expenses reimbursed by the Adviser		(99,301)

Net expenses		$105,639

Net investment income		$538,853

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) on:
Investments in unaffiliated issuers	$85,380
Swap contracts	(5,664)	$79,716

Change in net unrealized appreciation (depreciation) on:
Investments in unaffiliated issuers	$(410,834)
Swap contracts	9,313	$(401,521)

Net realized and unrealized gain (loss) on investments		$(321,805)

Net increase in net assets resulting from operations		$217,048

The accompanying notes are an integral part of these financial statements.

28	Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20

Statements of Changes in Net Assets

	Six Months
	Ended	Year
	2/29/20	Ended
	(unaudited)	8/31/19
FROM OPERATIONS:
Net investment income (loss)	$538,853	$1,005,903
Net realized gain (loss) on investments	79,716	(242,284)
Change in net unrealized appreciation (depreciation) on investments	(401,521)	601,581

Net increase in net assets resulting from operations	$217,048	$1,365,200

DISTRIBUTIONS TO SHAREOWNERS:
Class A ($0.30 and $0.50 per share, respectively)	$(251,129)	$(407,169)
Class C ($0.26 and $0.43 per share, respectively)	(105,766)	(174,094)
Class Y ($0.31 and $0.53 per share, respectively)	(275,762)	(426,817)

Total distributions to shareowners	$(632,657)	$(1,008,080)

FROM FUND SHARE TRANSACTIONS:
Net proceeds from sales of shares	$5,493,064	$322,953
Reinvestment of distributions	34,031	3,515
Cost of shares repurchased	(66,458)	(71,105)

Net increase in net assets resulting from Fund share transactions	$5,460,637	$255,363

Net increase in net assets	$5,045,028	$612,483
NET ASSETS:
Beginning of period	$20,625,931	$20,013,448

End of period	$25,670,959	$20,625,931

The accompanying notes are an integral part of these financial statements.

Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20	29

Statements of Changes in Net Assets (continued)

	Six Months	Six Months
	Ended	Ended
	2/29/20	2/29/20	Year Ended	Year Ended
	Shares	Amount	8/31/19	8/31/19
	(unaudited)	(unaudited)	Shares	Amount
Class A
Shares sold	45,377	$464,666	27,056	$271,209
Reinvestment of distributions	968	9,872	180	1,815
Less shares repurchased	(6,416)	(65,407)	(5,310)	(52,361)

Net increase	39,929	$409,131	21,926	$220,663

Class C
Shares sold	1,549	$15,899	5,155	$51,744
Reinvestment of distributions	89	904	154	1,508
Less shares repurchased	(1)	(13)	(1,878)	(18,744)

Net increase	1,637	$16,790	3,431	$34,508

Class Y
Shares sold	488,707	$5,012,499	—	$—
Reinvestment of distributions	2,319	23,255	20	192
Less shares repurchased	(102)	(1,038)	—	—

Net increase	490,924	$5,034,716	20	$192

The accompanying notes are an integral part of these financial statements.

30	Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20

Financial Highlights

	Six Months
	Ended		Year	Year
	2/29/20		Ended	Ended	1/3/17* to
	(unaudited)		8/31/19	8/31/18	8/31/17
Class A
Net asset value, beginning of period	$10.15		$9.97	$10.22	$10.00

Increase (decrease) from investment operations:
Net investment income (loss) (a)	$0.26		$0.50	$0.47	$0.29
Net realized and unrealized gain (loss) on investments	(0.10)		0.18	(0.21)	0.21

Net increase (decrease) from investment operations	$0.16		$0.68	$0.26	$0.50

Distributions to shareowners:
Net investment income	$(0.30)		$(0.50)	$(0.46)	$(0.28)
Net realized gain	—		—	(0.05)	—

Total distributions	$(0.30)		$(0.50)	$(0.51)	$(0.28)

Net increase (decrease) in net asset value	$(0.14)		$0.18	$(0.25)	$0.22

Net asset value, end of period	$10.01		$10.15	$9.97	$10.22

Total return (b)	1.56	%(c)	7.13%	2.60%	5.00	%(c)
Ratio of net expenses to average net assets	0.95	%(d)	1.00%	1.01%	1.02	%(d)
Ratio of net investment income (loss) to average net assets	5.02	%(d)	5.10%	4.68%	4.40	%(d)
Portfolio turnover rate	32	%(c)	60%	114%	113	%(c)
Net assets, end of period (in thousands)	$8,660		$8,374	$8,009	$8,076
Ratios with no waiver of fees and assumption of expenses by the Adviser and no reduction for fees paid indirectly:
Total expenses to average net assets	1.87	%(d)	2.12%	1.91%	3.89	%(d)
Net investment income (loss) to average net assets	4.10	%(d)	3.98%	3.78%	1.53	%(d)

*	Class A shares commenced operations on January 3, 2017.
(a)	The per-share data presented above is based on the average shares outstanding for the period presented.
(b)

Assumes initial investment at net asset value at the beginning of each period, reinvestment of all distributions, the complete redemption of the investment at net asset value at the end of each period and no sales charges. Total return would be reduced if sales charges were taken into account.

(c)	Not annualized.
(d)	Annualized.

The accompanying notes are an integral part of these financial statements.

Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20	31

Financial Highlights (continued)

	Six Months
	Ended		Year	Year
	2/29/20		Ended	Ended	1/3/17* to
	(unaudited)		8/31/19	8/31/18	8/31/17
Class C
Net asset value, beginning of period	$10.14		$9.96	$10.21	$10.00

Increase (decrease) from investment operations:
Net investment income (loss) (a)	$0.22		$0.43	$0.40	$0.24
Net realized and unrealized gain (loss) on investments	(0.10)		0.18	(0.22)	0.20

Net increase (decrease) from investment operations	$0.12		$0.61	$0.18	$0.44

Distributions to shareowners:
Net investment income	$(0.26)		$(0.43)	$(0.38)	$(0.23)
Net realized gain	—		—	(0.05)	—

Total distributions	$(0.26)		$(0.43)	$(0.43)	$(0.23)

Net increase (decrease) in net asset value	$(0.14)		$0.18	$(0.25)	$0.21

Net asset value, end of period	$10.00		$10.14	$9.96	$10.21

Total return (b)	1.18	%(c)	6.34%	1.84%	4.44	%(c)
Ratio of net expenses to average net assets	1.70	%(d)	1.75%	1.75%	1.75	%(d)
Ratio of net investment income (loss) to average net assets	4.27	%(d)	4.35%	3.94%	3.67	%(d)
Portfolio turnover rate	32	%(c)	60%	114%	113	%(c)
Net assets, end of period (in thousands)	$4,050		$4,089	$3,983	$4,032
Ratios with no waiver of fees and assumption of expenses by the Adviser and no reduction for fees paid indirectly:
Total expenses to average net assets	2.62	%(d)	2.87%	2.65%	4.63	%(d)
Net investment income (loss) to average net assets	3.35	%(d)	3.23%	3.04%	0.79	%(d)

*	Class C shares commenced operations on January 3, 2017.
(a)	The per-share data presented above is based on the average shares outstanding for the period presented.
(b)

Assumes initial investment at net asset value at the beginning of each period, reinvestment of all distributions, the complete redemption of the investment at net asset value at the end of each period and no sales charges. Total return would be reduced if sales charges were taken into account.

(c)	Not annualized.
(d)	Annualized.

The accompanying notes are an integral part of these financial statements.

32	Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20

	Six Months
	Ended		Year	Year
	2/29/20		Ended	Ended	1/3/17* to
	(unaudited)		8/31/19	8/31/18	8/31/17
Class Y
Net asset value, beginning of period	$10.15		$9.97	$10.22	$10.00

Increase (decrease) from investment operations:
Net investment income (loss) (a)	$0.27		$0.53	$0.50	$0.31
Net realized and unrealized gain (loss) on investments	(0.10)		0.18	(0.22)	0.20

Net increase (decrease) from investment operations	$0.17		$0.71	$0.28	$0.51

Distributions to shareowners:
Net investment income	$(0.31)		$(0.53)	$(0.48)	$(0.29)
Net realized gain	—		—	(0.05)	—

Total distributions	$(0.31)		$(0.53)	$(0.53)	$(0.29)

Net increase (decrease) in net asset value	$(0.14)		$0.18	$(0.25)	$0.22

Net asset value, end of period	$10.01		$10.15	$9.97	$10.22

Total return (b)	1.69	%(c)	7.41%	2.86%	5.14	%(c)
Ratio of net expenses to average net assets	0.67	%(d)	0.75%	0.75%	0.75	%(d)
Ratio of net investment income (loss) to average net assets	5.25	%(d)	5.35%	4.94%	4.67	%(d)
Portfolio turnover rate	32	%(c)	60%	114%	113	%(c)
Net assets, end of period (in thousands)	$12,961		$8,163	$8,021	$8,081
Ratios with no waiver of fees and assumption of expenses by the Adviser and no reduction for fees paid indirectly:
Total expenses to average net assets	1.58	%(d)	1.87%	1.66%	3.63	%(d)
Net investment income (loss) to average net assets	4.34	%(d)	4.23%	4.03%	1.79	%(d)

*	Class Y shares commenced operations on January 3, 2017.
(a)	The per-share data presented above is based on the average shares outstanding for the period presented.
(b)

Assumes initial investment at net asset value at the beginning of each period, reinvestment of all distributions and the complete redemption of the investment at net asset value at the end of each period.

(c)	Not annualized.
(d)	Annualized.

The accompanying notes are an integral part of these financial statements.

Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20	33

Notes to Financial Statements | 2/29/20 (unaudited)

1.	Organization and Significant Accounting Policies

Pioneer Corporate High Yield Fund (the “Fund”) is one of three portfolios comprising Pioneer Series Trust V, a Delaware statutory trust. The Fund is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The investment objective of the Fund is to achieve a high level of current income and long-term capital appreciation.

The Fund offers four classes of shares designated as Class A, Class C, Class K and Class Y shares. Class K shares had not commenced operations as of February 29, 2020. Each class of shares represents an interest in the same portfolio of investments of the Fund and has identical rights (based on relative net asset values) to assets and liquidation proceeds. Share classes can bear different rates of class-specific fees and expenses, such as transfer agent and distribution fees. Differences in class-specific fees and expenses will result in differences in net investment income and, therefore, the payment of different dividends from net investment income earned by each class. The Amended and Restated Declaration of Trust of the Fund gives the Board of Trustees the flexibility to specify either per-share voting or dollar-weighted voting when submitting matters for shareholder approval. Under per-share voting, each share of a class of the Fund is entitled to one vote. Under dollar-weighted voting, a shareholder’s voting power is determined not by the number of shares owned, but by the dollar value of the shares on the record date. Each share class has exclusive voting rights with respect to matters affecting only that class, including with respect to the distribution plan for that class. There is no distribution plan for Class Y shares.

Amundi Pioneer Asset Management, Inc., an indirect, wholly owned subsidiary of Amundi and Amundi’s wholly owned subsidiary, Amundi USA, Inc., serves as the Fund’s investment adviser (the “Adviser”). Amundi Pioneer Distributor, Inc., an affiliate of Amundi Pioneer Asset Management, Inc., serves as the Fund’s distributor (the “Distributor”).

In August 2018, the Securities and Exchange Commission (“SEC”) released a Disclosure Update and Simplification Final Rule. The Final Rule amends Regulation S-X disclosures requirements to conform them to U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) for investment companies. The Fund’s financial statements were prepared in compliance with the new amendments to Regulation S-X.

34	Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20

During March 2017, the Financial Accounting Standards Board (FASB) issued an Accounting Standard Update 2017-08, Receivables-Nonrefundable Fees and Other Costs (Subtopic 310-20), Premium Amortization on Purchased Callable Debt Securities (“ASU 2017-08”), which shortens the amortization period for purchased non-contingently callable debt securities held at a premium. ASU 2017-08 specifies that the premium amortization period ends at the earliest call date, for certain purchased non-contingently callable debt securities. ASU 2017-08 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Fund has adopted ASU 2017-08 as of January 31, 2020. The implementation of ASU 2017-08 did not have a material impact on the Fund’s Financial Statements.

The Fund is an investment company and follows investment company accounting and reporting guidance under U.S. GAAP. U.S. GAAP requires the management of the Fund to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income, expenses and gain or loss on investments during the reporting period. Actual results could differ from those estimates.

The following is a summary of significant accounting policies followed by the Fund in the preparation of its financial statements:

A.	Security Valuation

The net asset value of the Fund is computed once daily, on each day the New York Stock Exchange (“NYSE”) is open, as of the close of regular trading on the NYSE.

Fixed-income securities are valued by using prices supplied by independent pricing services, which consider such factors as market prices, market events, quotations from one or more brokers, Treasury spreads, yields, maturities and ratings, or may use a pricing matrix or other fair value methods or techniques to provide an estimated value of the security or instrument. A pricing matrix is a means of valuing a debt security on the basis of current market prices for other debt securities, historical trading patterns in the market for fixed-income securities and/or other factors. Non-U.S. debt securities that are listed on an exchange will be valued at the bid price obtained from an independent third party pricing service. When independent third party pricing services are unable to supply prices, or when prices or market quotations are considered to be unreliable, the value of that security may be determined using quotations from one or more broker-dealers.

Loan interests are valued in accordance with guidelines established by the Board of Trustees at the mean between the last available bid and asked prices from one or more brokers or dealers as obtained from Loan Pricing

Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20	35

Corporation, an independent third party pricing service. If price information is not available from Loan Pricing Corporation, or if the price information is deemed to be unreliable, price information will be obtained from an alternative loan interest pricing service. If no reliable price quotes are available from either the primary or alternative pricing service, broker quotes will be solicited.

Equity securities that have traded on an exchange are valued by using the last sale price on the principal exchange where they are traded. Equity securities that have not traded on the date of valuation, or securities for which sale prices are not available, generally are valued using the mean between the last bid and asked prices or, if both last bid and asked prices are not available, at the last quoted bid price. Last sale and bid and asked prices are provided by independent third party pricing services. In the case of equity securities not traded on an exchange, prices are typically determined by independent third party pricing services using a variety of techniques and methods.

Swap contracts, including interest rate swaps, caps and floors (other than centrally cleared swap contracts), are valued at the dealer quotations obtained from reputable International Swap Dealers Association members. Centrally cleared swaps are valued at the daily settlement price provided by the central clearing counterparty.

Securities or loan interests for which independent pricing services or broker-dealers are unable to supply prices or for which market prices and/or quotations are not readily available or are considered to be unreliable are valued by a fair valuation team comprised of certain personnel of the Adviser pursuant to procedures adopted by the Fund’s Board of Trustees. The Adviser’s fair valuation team uses fair value methods approved by the Valuation Committee of the Board of Trustees. The Adviser’s fair valuation team is responsible for monitoring developments that may impact fair valued securities and for discussing and assessing fair values on an ongoing basis, and at least quarterly, with the Valuation Committee of the Board of Trustees.

Inputs used when applying fair value methods to value a security may include credit ratings, the financial condition of the company, current market conditions and comparable securities. The Fund may use fair value methods if it is determined that a significant event has occurred after the close of the exchange or market on which the security trades and prior to the determination of the Fund’s net asset value. Examples of a significant event might include political or economic news, corporate restructurings, natural disasters, terrorist activity or trading halts. Thus, the valuation of the Fund’s securities may differ significantly from exchange prices, and such differences could be material.

36	Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20

At February 29, 2020, no securities were valued using fair value methods (other than securities valued using prices supplied by independent pricing services, broker-dealers or using a third party insurance industry pricing model).

B.	Investment Income and Transactions

Interest income, including interest on income-bearing cash accounts, is recorded on the accrual basis. Dividend and interest income are reported net of unrecoverable foreign taxes withheld at the applicable country rates and net of income accrued on defaulted securities.

Interest and dividend income payable by delivery of additional shares is reclassified as PIK (payment-in-kind) income upon receipt and is included in interest and dividend income, respectively.

Security transactions are recorded as of trade date. Gains and losses on sales of investments are calculated on the identified cost method for both financial reporting and federal income tax purposes.

C.	Federal Income Taxes

It is the Fund’s policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its net taxable income and net realized capital gains, if any, to its shareowners. Therefore, no provision for federal income taxes is required. As of August 31, 2019, the Fund did not accrue any interest or penalties with respect to uncertain tax positions, which, if applicable, would be recorded as an income tax expense on the Statement of Operations. Tax returns filed within the prior three years remain subject to examination by federal and state tax authorities.

The amount and character of income and capital gain distributions to shareowners are determined in accordance with federal income tax rules, which may differ from U.S. GAAP. Distributions in excess of net investment income or net realized gains are temporary over distributions for financial statement purposes resulting from differences in the recognition or classification of income or distributions for financial statement and tax purposes. Capital accounts within the financial statements are adjusted for permanent book/tax differences to reflect tax character, but are not adjusted for temporary differences.

Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20	37

The tax character of current year distributions payable will be determined at the end of the current taxable year. The tax character of distributions paid during the year ended August 31, 2019 was as follows:

2019
Distributions paid from:
Ordinary income	$1,008,080

Total	$1,008,080

The following shows the components of distributable earnings on a federal income tax-basis at August 31, 2019:

2019
Distributable earnings:
Undistributed ordinary income	$133,829
Capital loss carryforward	(369,981)
Current year dividend payable	(82,023)
Net unrealized appreciation	184,250

Total	$(133,925)

The difference between book basis and tax basis unrealized appreciation is attributable to the tax deferral of losses on wash sales, the mark to market of swaps and adjustments relating to credit default swaps.

D.	Fund Shares

The Fund records sales and repurchases of its shares as of trade date. The Distributor earned $1,362 in underwriting commissions on the sale of Class A shares during the six months ended February 29, 2020.

E.	Class Allocations

Income, common expenses and realized and unrealized gains and losses are calculated at the Fund level and allocated daily to each class of shares based on its respective percentage of adjusted net assets at the beginning of the day.

Distribution fees are calculated based on the average daily net asset value attributable to Class A and Class C shares of the Fund, respectively (see Note 4). Class Y shares do not pay distribution fees. All expenses and fees paid to the Fund’s transfer agent for its services are allocated among the classes of shares based on the number of accounts in each class and the ratable allocation of related out-of-pocket expenses (see Note 3).

The Fund declares as daily dividends substantially all of its net investment income. All dividends are paid on a monthly basis. Short-term capital gain distributions, if any, may be declared with the daily dividends. Distributions to shareowners are recorded as of the ex-dividend date. Distributions paid by the Fund with respect to each class of shares are calculated in the same

38	Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20

manner and at the same time, except that net investment income dividends to Class A, Class C and Class Y shares can reflect different transfer agent and distribution expense rates.

F.	Risks

The value of securities held by the Fund may go up or down, sometimes rapidly or unpredictably, due to general market conditions, such as real or perceived adverse economic, political or regulatory conditions, inflation, changes in interest rates, lack of liquidity in the bond markets or adverse investor sentiment. In the past several years, financial markets have experienced increased volatility, depressed valuations, decreased liquidity and heightened uncertainty. These conditions may continue, recur, worsen or spread. A general rise in interest rates could adversely affect the price and liquidity of fixed-income securities and could also result in increased redemptions from the Fund.

At times, the Fund’s investments may represent industries or industry sectors that are interrelated or have common risks, making the Fund more susceptible to any economic, political, or regulatory developments or other risks affecting those industries and sectors. The Fund’s investments in foreign markets and countries with limited developing markets may subject the Fund to a greater degree of risk than investments in a developed market. These risks include disruptive political or economic conditions and the imposition of adverse governmental laws or currency exchange restrictions.

The Fund invests in below-investment-grade (high-yield) debt securities and preferred stocks. Some of these high-yield securities may be convertible into equity securities of the issuer. Debt securities rated below-investment-grade are commonly referred to as “junk bonds” and are considered speculative. These securities involve greater risk of loss, are subject to greater price volatility, and are less liquid, especially during periods of economic uncertainty or change, than higher rated debt securities.

With the increased use of technologies such as the Internet to conduct business, the Fund is susceptible to operational, information security and related risks. While the Fund’s Adviser has established business continuity plans in the event of, and risk management systems to prevent, limit or mitigate, such cyber-attacks, there are inherent limitations in such plans and systems, including the possibility that certain risks have not been identified. Furthermore, the Fund cannot control the cybersecurity plans and systems put in place by service providers to the Fund such as Brown Brothers Harriman & Co., the Fund’s custodian and accounting agent, and DST Asset Manager Solutions, Inc., the Fund’s transfer agent. In addition, many beneficial owners of Fund shares hold them through accounts at broker-dealers, retirement platforms and other financial market participants over

Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20	39

which neither the Fund nor Amundi Pioneer exercises control. Each of these may in turn rely on service providers to them, which are also subject to the risk of cyber-attacks. Cybersecurity failures or breaches at Amundi Pioneer or the Fund’s service providers or intermediaries have the ability to cause disruptions and impact business operations, potentially resulting in financial losses, interference with the Fund’s ability to calculate its net asset value, impediments to trading, the inability of Fund shareowners to effect share purchases, redemptions or exchanges or receive distributions, loss of or unauthorized access to private shareowner information and violations of applicable privacy and other laws, regulatory fines, penalties, reputational damage, or additional compliance costs. Such costs and losses may not be covered under any insurance. In addition, maintaining vigilance against cyber-attacks may involve substantial costs over time, and system enhancements may themselves be subject to cyber-attacks.

The Fund’s prospectus contains unaudited information regarding the Fund’s principal risks. Please refer to that document when considering the Fund’s principal risks.

G.	Credit Default Swap Contracts

A credit default swap is a contract between a buyer of protection and a seller of protection against a pre-defined credit event or an underlying reference obligation, which may be a single security or a basket or index of securities. The Fund may buy or sell credit default swap contracts to seek to increase the Fund’s income, or to attempt to hedge the risk of default on portfolio securities. A credit default swap index is used to hedge risk or take a position on a basket of credit entities or indices.

As a seller of protection, the Fund would be required to pay the notional (or other agreed-upon) value of the referenced debt obligation to the counterparty in the event of a default by a U.S. or foreign corporate issuer of a debt obligation, which would likely result in a loss to the Fund. In return, the Fund would receive from the counterparty a periodic stream of payments during the term of the contract, provided that no event of default occurred. The maximum exposure of loss to the seller would be the notional value of the credit default swaps outstanding. If no default occurs, the Fund would keep the stream of payments and would have no payment obligation. The Fund may also buy credit default swap contracts in order to hedge against the risk of default of debt securities, in which case the Fund would function as the counterparty referenced above.

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As a buyer of protection, the Fund makes an upfront or periodic payment to the protection seller in exchange for the right to receive a contingent payment. An upfront payment made by the Fund, as the protection buyer, is recorded within the “Swap contracts, at value” line item on the Statement of Assets and Liabilities. Periodic payments received or paid by the Fund are recorded as realized gains or losses on the Statement of Operations.

Credit default swap contracts are marked-to-market daily using valuations supplied by independent sources, and the change in value, if any, is recorded within the “Swap contracts, at value” line item on the Statement of Assets and Liabilities. Payments received or made as a result of a credit event or upon termination of the contract are recognized, net of the appropriate amount of the upfront payment, as realized gains or losses on the Statement of Operations.

Credit default swap contracts involving the sale of protection may involve greater risks than if the Fund had invested in the referenced debt instrument directly. Credit default swap contracts are subject to general market risk, liquidity risk, counterparty risk and credit risk. If the Fund is a protection buyer and no credit event occurs, it will lose its investment. If the Fund is a protection seller and a credit event occurs, the value of the referenced debt instrument received by the Fund, together with the periodic payments received, may be less than the amount the Fund pays to the protection buyer, resulting in a loss to the Fund. In addition, obligations under sell protection credit default swaps may be partially offset by net amounts received from settlement of buy protection credit default swaps entered into by the Fund for the same reference obligation with the same counterparty.

Certain swap contracts that are cleared through a central clearinghouse are referred to as centrally cleared swaps. All payments made or received by the Fund are pursuant to a centrally cleared swap contract with the central clearing party rather than the original counterparty. Upon entering into a centrally cleared swap contract, the Fund is required to make an initial margin deposit, either in cash or in securities. The daily change in value on open centrally cleared contracts is recorded as “Variation margin for centrally cleared swap contracts” on the Statement of Assets and Liabilities. Cash received from or paid to the broker related to previous margin movement is held in a segregated account at the broker and is recorded as either “Due from broker for swaps” or “Due to broker for swaps” on the Statement of Assets and Liabilities. The amount of cash deposited with a broker as collateral at February 29, 2020, is recorded as “Swaps collateral” on the Statement of Assets and Liabilities.

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The average market value of credit default swap contracts open during the six months ended February 29, 2020, was $27,696. Open credit default swap contracts at February 29, 2020, are listed in the Schedule of Investments.

2.	Management Agreement

The Adviser manages the Fund’s portfolio. Management fees are calculated daily at the annual rate of 0.50% of the Fund’s average daily net assets up to $1 billion and 0.45% of the Fund’s average daily net assets over $1 billion. For the six months ended February 29, 2020, the effective management fee (excluding waivers and/or assumption of expenses) was equivalent to 0.55% (annualized) of the Fund’s average daily net assets.

Prior to January 1, 2020, the Adviser had contractually agreed to limit ordinary operating expenses (ordinary operating expenses means all fund expenses other than extraordinary expenses, such as litigation, taxes, brokerage commissions and acquired fund fees and expenses) of the Fund to the extent required to reduce Fund expenses to 1.05%, 1.80% and 0.75% of the average daily net assets attributable to Class A, Class C, and Class Y shares, respectively. Effective January 1, 2020, the Adviser has contractually agreed to limit ordinary operating expenses to the extent required to reduce fund expenses to 0.90%, 1.65%, 0.60% and 0.60% of the average daily net assets attributable to Class A, Class C, Class K and Class Y shares, respectively. These expense limitations are in effect through January 1, 2021. Fees waived and expenses reimbursed during the six months ended February 29, 2020 are reflected on the Statement of Operations. There can be no assurance that the Adviser will extend the expense limitation agreement for a class of shares beyond the date referred to above.

In addition, under the management and administration agreements, certain other services and costs, including accounting, regulatory reporting and insurance premiums, are paid by the Fund as administrative reimbursements. Included in “Due to affiliates” reflected on the Statement of Assets and Liabilities is $11,391 in management fees, administrative costs and certain other reimbursements payable to the Adviser at February 29, 2020.

3.	Transfer Agent

DST Asset Manager Solutions, Inc. serves as the transfer agent to the Fund at negotiated rates. Transfer agent fees and payables shown on the Statement of Operations and the Statement of Assets and Liabilities, respectively, include sub-transfer agent expenses incurred through the Fund’s omnibus relationship contracts.

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In addition, the Fund reimbursed the transfer agent for out-of-pocket expenses incurred by the transfer agent related to shareowner communications activities such as proxy and statement mailings, and outgoing phone calls. For the six months ended February 29, 2020, such out-of-pocket expenses by class of shares were as follows:

Shareowner Communications:
Class A	$117
Class C	23
Class Y	38

Total	$178

4.	Distribution and Service Plans

The Fund has adopted a distribution plan (the “Plan”) pursuant to Rule 12b-1 of the Investment Company Act of 1940 with respect to its Class A and Class C shares. Pursuant to the Plan, the Fund pays the Distributor 0.25% of the average daily net assets attributable to Class A shares as compensation for personal services and/or account maintenance services or distribution services with regard to Class A shares. Pursuant to the Plan, the Fund also pays the Distributor 1.00% of the average daily net assets attributable to Class C shares. The fee for Class C shares consists of a 0.25% service fee and a 0.75% distribution fee paid as compensation for personal services and/or account maintenance services or distribution services with regard to Class C shares. Included in “Due to affiliates” reflected on the Statement of Assets and Liabilities is $687 in distribution fees payable to the Distributor at February 29, 2020.

In addition, Class A and Class C shares may be subject to a contingent deferred sales charge (“CDSC”). A CDSC of 1.00% may be imposed on redemptions of certain net asset value purchases of Class A shares within 12 months of purchase. Redemptions of Class C shares within 12 months of purchase are subject to a CDSC of 1.00% based on the lower of cost or market value of shares being redeemed. Shares purchased as part of an exchange remain subject to any CDSC that applied to the original purchase of those shares. There is no CDSC for Class Y shares. Proceeds from the CDSCs are paid to the Distributor. For the six months ended February 29, 2020, no CDSCs were paid to Distributor.

5.	Line of Credit Facility

The Fund, along with certain other funds in the Pioneer Family of Funds (the “Funds”), participates in a committed, unsecured revolving line of credit facility. Borrowings are used solely for temporary or emergency purposes. The Fund may borrow up to the lesser of the amount available under the credit facility or the limits set for borrowing by the Fund’s prospectus and the 1940 Act. Effective February 5, 2020, the Fund participates in a facility that is in the

Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20	43

amount of $250 million. The amount of facility changed to $300 million after period end. Under such facility, depending on the type of loan, interest on borrowings is payable at the London Interbank Offered Rate (“LIBOR”) plus a credit spread. The Fund also pays an annual commitment fee to participate in a credit facility. The commitment fee is allocated among participating Funds based on an allocation schedule set forth in the credit agreement. For the six months ended February 29, 2020, the Fund had no borrowings under the credit facility.

6.	Additional Disclosures about Derivative Instruments and Hedging Activities

The Fund’s use of derivatives may enhance or mitigate the Fund’s exposure to the following risks:

Interest rate risk relates to the fluctuations in the value of interest-bearing securities due to changes in the prevailing levels of market interest rates.

Credit risk relates to the ability of the issuer of a financial instrument to make further principal or interest payments on an obligation or commitment that it has to the Fund.

Foreign exchange rate risk relates to fluctuations in the value of an asset or liability due to changes in currency exchange rates.

Equity risk relates to the fluctuations in the value of financial instruments as a result of changes in market prices (other than those arising from interest rate risk or foreign exchange rate risk), whether caused by factors specific to an individual investment, its issuer, or all factors affecting all instruments traded in a market or market segment.

Commodity risk relates to the risk that the value of a commodity or commodity index will fluctuate based on increases or decreases in the commodities market and factors specific to a particular industry or commodity.

The fair value of open derivative instruments (not considered to be hedging instruments for accounting disclosure purposes) by risk exposure at February 29, 2020, was as follows:

			Foreign
Statement of Assets	Interest	Credit	Exchange	Equity	Commodity
and Liabilities	Rate Risk	Risk	Rate Risk	Risk	Risk
Assets:
Swap contracts, at value	$—	$20,510	$—	$—	$—

Total Value	$—	$20,510	$—	$—	$—

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The effect of derivative instruments (not considered to be hedging instruments for accounting disclosure purposes) on the Statement of Operations by risk exposure at February 29, 2020, was as follows:

			Foreign
	Interest	Credit	Exchange	Equity	Commodity
Statement of Operations	Rate Risk	Risk	Rate Risk	Risk	Risk
Net realized gain (loss) on:
Swap contracts	$—	$(5,664)	$—	$—	$—

Total Value	$—	$(5,664)	$—	$—	$—

Change in net unrealized appreciation (depreciation) on:
Swap contracts	$—	$9,313	$—	$—	$—

Total Value	$—	$9,313	$—	$—	$—

7.	Unfunded Loan Commitments

The Fund may enter into unfunded loan commitments. Unfunded loan commitments may be partially or wholly unfunded. During the contractual period, the Fund is obliged to provide funding to the borrower upon demand. A fee is earned by the Fund on the unfunded commitment and is recorded as interest income on the Statement of Operations.

As of February 29, 2020, the Fund had the following unfunded loan commitments outstanding:

				Unrealized
Loan	Principal	Cost	Value	Appreciation
Asbury Automotive Group, Inc.	$160,000	$160,000	$160,000	$—

8.	Subsequent Events

COVID-19

The respiratory illness COVID-19 caused by a novel coronavirus has resulted in a global pandemic and major disruption to economies and markets around the world, including the United States. Financial markets have experienced extreme volatility and severe losses, and trading in many instruments has been disrupted. Liquidity for many instruments has been greatly reduced for periods of time. Some interest rates are very low and in some cases yields are negative. Some sectors of the economy and individual issuers have experienced particularly large losses. These circumstances may continue for an extended period of time, and may continue to affect adversely the value and liquidity of the fund’s investments. The ultimate economic fallout from the pandemic, and

Pioneer Corporate High Yield Fund | Semiannual Report | 2/29/20	45

the long-term impact on economies, markets, industries and individual issuers, are not known. Governments and central banks, including the Federal Reserve in the U.S., have taken extraordinary and unprecedented actions to support local and global economies and the financial markets. The impact of these measures, and whether they will be effective to mitigate the economic and market disruption, will not be known for some time.

The Reorganization

The Board of Trustees of Pioneer Corporate High Yield Fund has approved the reorganization of the Fund with Pioneer Dynamic Credit Fund (the “Reorganization”). Each fund is managed by Amundi Pioneer Asset Management, Inc. The Reorganization is expected to occur in the third quarter of 2020. The Reorganization does not require shareholder approval.

The Reorganization is expected to qualify as a tax-free reorganization, which generally means that the Reorganization will result in no income gain or loss being recognized for federal income tax purposes by either fund or its shareholders as a direct result of the Reorganization.

Prior to consummation of the Reorganization, the shareholders of Pioneer Corporate High Yield Fund will be sent an Information Statement containing important information about the Reorganization and the Combined Fund.

For more information about this reorganization, please see the fund’s prospectus on our website www.amundipioneer.com/us.

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Approval of Investment Management Agreement

Amundi Pioneer Asset Management, Inc. (“APAM”) serves as the investment adviser to Pioneer Corporate High Yield Fund (the “Fund”) pursuant to an investment management agreement between APAM and the Fund. In order for APAM to remain the investment adviser of the Fund, the Trustees of the Fund must determine annually whether to renew the investment management agreement for the Fund.

The contract review process began in January 2019 as the Trustees of the Fund agreed on, among other things, an overall approach and timeline for the process. Contract review materials were provided to the Trustees in March 2019, July 2019 and September 2019. In addition, the Trustees reviewed and discussed the Fund’s performance at regularly scheduled meetings throughout the year, and took into account other information related to the Fund provided to the Trustees at regularly scheduled meetings, in connection with the review of the Fund’s investment management agreement.

In March 2019, the Trustees, among other things, discussed the memorandum provided by Fund counsel that summarized the legal standards and other considerations that are relevant to the Trustees in their deliberations regarding the renewal of the investment management agreement, and reviewed and discussed the qualifications of the investment management teams for the Fund, as well as the level of investment by the Fund’s portfolio managers in the Fund. In July 2019, the Trustees, among other things, reviewed the Fund’s management fees and total expense ratios, the financial statements of APAM and its parent companies, profitability analyses provided by APAM, and analyses from APAM as to possible economies of scale. The Trustees also reviewed the profitability of the institutional business of APAM and APAM’s affiliate, Amundi Pioneer Institutional Asset Management, Inc. (“APIAM” and, together with APAM, “Amundi Pioneer”), as compared to that of APAM’s fund management business, and considered the differences between the fees and expenses of the Fund and the fees and expenses of APAM’s and APIAM’s institutional accounts, as well as the different services provided by APAM to the Fund and by APAM and APIAM to the institutional accounts. The Trustees further considered contract review materials, including additional materials received in response to the Trustees’ request, in September 2019.

At a meeting held on September 17, 2019, based on their evaluation of the information provided by APAM and third parties, the Trustees of the Fund, including the Independent Trustees voting separately, unanimously approved the renewal of the investment management agreement for another year. In

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approving the renewal of the investment management agreement, the Trustees considered various factors that they determined were relevant, including the factors described below. The Trustees did not identify any single factor as the controlling factor in determining to approve the renewal of the agreement.

Nature, Extent and Quality of Services

The Trustees considered the nature, extent and quality of the services that had been provided by APAM to the Fund, taking into account the investment objective and strategy of the Fund. The Trustees also reviewed APAM’s investment approach for the Fund and its research process. The Trustees considered the resources of APAM and the personnel of APAM who provide investment management services to the Fund. They also reviewed the amount of non-Fund assets managed by the portfolio managers of the Fund. They considered the non-investment resources and personnel of APAM that are involved in APAM’s services to the Fund, including APAM’s compliance, risk management, and legal resources and personnel. The Trustees noted the substantial attention and high priority given by APAM’s senior management to the Pioneer Fund complex.

The Trustees considered that APAM supervises and monitors the performance of the Fund’s service providers and provides the Fund with personnel (including Fund officers) and other resources that are necessary for the Fund’s business management and operations. The Trustees also considered that, as administrator, APAM is responsible for the administration of the Fund’s business and other affairs. The Trustees considered the fees paid to APAM for the provision of administration services.

Based on these considerations, the Trustees concluded that the nature, extent and quality of services that had been provided by APAM to the Fund were satisfactory and consistent with the terms of the investment management agreement.

Performance of the Fund

In considering the Fund’s performance, the Trustees regularly review and discuss throughout the year data prepared by APAM and information comparing the Fund’s performance with the performance of its peer group of funds, as classified by Morningstar, Inc. (Morningstar), and the performance of the Fund’s benchmark index. They also discuss the Fund’s performance with APAM on a regular basis. The Trustees’ regular reviews and discussions were factored into the Trustees’ deliberations concerning the renewal of the investment management agreement.

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Management Fee and Expenses

The Trustees considered information showing the fees and expenses of the Fund in comparison to the management fees of its peer group of funds as classified by Morningstar and also to the expense ratios of a peer group of funds selected on the basis of criteria determined by the Independent Trustees for this purpose using data provided by Strategic Insight Mutual Fund Research and Consulting, LLC (Strategic Insight), an independent third party. The peer group comparisons referred to below are organized in quintiles. Each quintile represents one-fifth of the peer group. In all peer group comparisons referred to below, first quintile is most favorable to the Fund’s shareowners. The Trustees noted that they separately review and consider the impact of the Fund’s transfer agency and Fund- and APAM-paid expenses for sub-transfer agency and intermediary arrangements, and that the results of the most recent such review were considered in the consideration of the Fund’s expense ratio.

The Trustees considered that the Fund’s management fee for the most recent fiscal year was in the fifth quintile relative to the management fees paid by other funds in its Morningstar category for the comparable period. The Trustees considered that the expense ratio of the Fund’s Class A shares for the most recent fiscal year was in the third quintile relative to its Strategic Insight peer group for the comparable period. The Trustees noted that APAM had agreed to waive fees and/or reimburse expenses in order to limit the ordinary operating expenses of the Fund.

The Trustees reviewed management fees charged by APAM and APIAM to institutional and other clients, including publicly offered European funds sponsored by APAM’s affiliates, unaffiliated U.S. registered investment companies (in a sub-advisory capacity), and unaffiliated foreign and domestic separate accounts. The Trustees also considered APAM’s costs in providing services to the Fund and APAM’s and APIAM’s costs in providing services to the other clients and considered the differences in management fees and profit margins for fund and non-fund services. In evaluating the fees associated with APAM’s and APIAM’s client accounts, the Trustees took into account the respective demands, resources and complexity associated with the Fund and other client accounts. The Trustees noted that, in some instances, the fee rates for those clients were lower than the management fee for the Fund and considered that, under the investment management agreement with the Fund, APAM performs additional services for the Fund that it does not provide to those other clients or services that are broader in scope, including oversight of the Fund’s other service providers and activities related to compliance and the extensive regulatory and tax regimes to which the Fund is subject. The Trustees also considered the entrepreneurial risks associated with APAM’s management of the Fund.

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The Trustees concluded that the management fee payable by the Fund to APAM was reasonable in relation to the nature and quality of the services provided by APAM.

Profitability

The Trustees considered information provided by APAM regarding the profitability of APAM with respect to the advisory services provided by APAM to the Fund, including the methodology used by APAM in allocating certain of its costs to the management of the Fund. The Trustees also considered APAM’s profit margin in connection with the overall operation of the Fund. They further reviewed the financial results, including the profit margins, realized by APAM and APIAM from non-fund businesses. The Trustees considered APAM’s profit margins in comparison to the limited industry data available and noted that the profitability of any adviser was affected by numerous factors, including its organizational structure and method for allocating expenses. The Trustees concluded that APAM’s profitability with respect to the management of the Fund was not unreasonable.

Economies of Scale

The Trustees considered APAM’s views relating to economies of scale in connection with the Pioneer Funds as fund assets grow and the extent to which any such economies of scale are shared with the Fund and Fund shareholders. The Trustees recognize that economies of scale are difficult to identify and quantify, and that, among other factors that may be relevant, are the following: fee levels, expense subsidization, investment by APAM in research and analytical capabilities and APAM’s commitment and resource allocation to the Fund. The Trustees noted that profitability also may be an indicator of the availability of any economies of scale, although profitability may vary for other reasons including due to reductions in expenses. The Trustees concluded that economies of scale, if any, were being appropriately shared with the Fund.

Other Benefits

The Trustees considered the other benefits that APAM enjoys from its relationship with the Fund. The Trustees considered the character and amount of fees paid or to be paid by the Fund, other than under the investment management agreement, for services provided by APAM and its affiliates. The Trustees further considered the revenues and profitability of APAM’s businesses other than the Fund business. To the extent applicable, the Trustees also considered the benefits to the Fund and to APAM and its affiliates from the use of “soft” commission dollars generated by the Fund to pay for research and brokerage services.

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The Trustees considered that Amundi Pioneer is the principal U.S. asset management business of Amundi, which is one of the largest asset managers globally. Amundi’s worldwide asset management business manages over $1.6 trillion in assets (including the Pioneer Funds). The Trustees considered that APAM’s relationship with Amundi creates potential opportunities for APAM, APIAM and Amundi that derive from APAM’s relationships with the Fund, including Amundi’s ability to market the services of APAM globally. The Trustees noted that APAM has access to additional research and portfolio management capabilities as a result of its relationship with Amundi and Amundi’s enhanced global presence that may contribute to an increase in the resources available to APAM. The Trustees considered that APAM and the Fund receive reciprocal intangible benefits from the relationship, including mutual brand recognition and, for the Fund, direct and indirect access to the resources of a large global asset manager. The Trustees concluded that any such benefits received by APAM as a result of its relationship with the Fund were reasonable.

Conclusion

After consideration of the factors described above as well as other factors, the Trustees, including the Independent Trustees, concluded that the investment management agreement for the Fund, including the fees payable thereunder, was fair and reasonable and voted to approve the proposed renewal of the investment management agreement.

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Trustees, Officers and Service Providers

Trustees

Thomas J. Perna, Chairman

John E. Baumgardner, Jr.

Diane Durnin

Benjamin M. Friedman

Lisa M. Jones

Lorraine H. Monchak

Marguerite A. Piret

Fred J. Ricciardi

Kenneth J. Taubes

Officers

Lisa M. Jones, President and

Chief Executive Officer

Mark E. Bradley, Treasurer and

Chief Financial and

Accounting Officer

Christopher J. Kelley, Secretary and

Chief Legal Officer

Investment Adviser and Administrator

Amundi Pioneer Asset Management, Inc.

Custodian and Sub-Administrator

Brown Brothers Harriman & Co.

Principal Underwriter

Amundi Pioneer Distributor, Inc.

Legal Counsel

Morgan, Lewis & Bockius LLP

Transfer Agent

DST Asset Manager Solutions, Inc.

Proxy Voting Policies and Procedures of the Fund are available without charge, upon request, by calling our toll free number (1-800-225-6292). Information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is publicly available to shareowners at www.amundipioneer.com/us. This information is also available on the Securities and Exchange Commission’s web site at www.sec.gov.

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How to Contact Amundi Pioneer

We are pleased to offer a variety of convenient ways for you to contact us for assistance or information.

Call us for:
Account Information, including existing accounts, new accounts, prospectuses, applications and service forms	1-800-225-6292

FactFoneSM for automated fund yields, prices, account information and transactions	1-800-225-4321

Retirement plans information	1-800-622-0176

Write to us:
Amundi Pioneer
P.O. Box 219427
Kansas City, MO 64121-9427

Our toll-free fax	1-800-225-4240

Our internet e-mail address	us.askamundipioneer@amundipioneer.com

(for general questions about Amundi Pioneer only)

Visit our web site: www.amundipioneer.com/us

This report must be preceded or accompanied by a prospectus.

The Fund files a complete schedule of portfolio holdings with the Securities and Exchange Commission for the first and third quarters of each fiscal year as an exhibit to its reports on Form N-PORT. Shareholders may view the filed Form N-PORT by visiting the Commission’s web site at https://www.sec.gov.

Amundi Pioneer Asset Management, Inc.

60 State Street

Boston, MA 02109

www.amundipioneer.com/us

Securities offered through Amundi Pioneer Distributor, Inc.

60 State Street, Boston, MA 02109

Underwriter of Pioneer Mutual Funds, Member SIPC

© 2020 Amundi Pioneer Asset Management 30144-03-0420